Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – November 16, 2010

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters, Inc. Announces Approval of Additional 10 Million

Shares Under Its Share Repurchase Program

PHILADELPHIA, November 16, 2010 (GLOBENEWSWIRE) – Urban Outfitters, Inc. (NASDAQ: URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands, today announced that its Board of Directors has authorized the repurchase of an additional 10 million common shares. In addition, 491,533 shares of the original authorization of 8 million shares currently remain available under the 2006 share repurchase plan. Pursuant to this program, the company, at its discretion, may repurchase shares of its common stock from time to time, subject to market conditions and at prevailing market prices.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 166 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and two web sites; 150 Anthropologie stores in the United States, Canada and Europe, catalogs and two websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 38 Free People stores, catalogs and web site; Leifsdottir wholesale, which sells its product to approximately 65 specialty stores and select department stores, and a Leifsdottir web site and 1 Terrain garden center and web site as of October 31, 2010.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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